Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Limbach Holdings, Inc. of our report dated March 25, 2021 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Limbach Holdings, Inc. for the year ended December 31, 2020.

/s/ Crowe LLP

Crowe LLP

Atlanta, Georgia

September 3, 2021